Exhibit 23


                 CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors and Stockholders
EMC Insurance Group Inc.:

     We consent to incorporation by reference in Registration Statement Nos. 2-93738, 33-49335, 33-49337, 33-49339 and 333-45279 on Forms S-8 and No.
33-34499 on Form S-3 of EMC Insurance Group Inc. of our reports dated February 26, 1998, relating to the consolidated balance sheets of EMC Insurance Group Inc. and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows and related financial statement schedules for each of the years in the three-year period ended December 31, 1997, which reports appear in the December 31, 1997 annual report on Form 10-K of EMC Insurance Group Inc.

                                          /s/ KPMG Peat Marwick LLP
Des Moines, Iowa
March 20, 1998